Exhibit 37

English Translation of Chinese Original

Supplementary Agreement to Earnest Money Agreement

By and between

Sanpower Group Co., Ltd.,

And

Golden Meditech Holdings Limited

Dated October 2016

This supplementary agreement (this “Supplementary Agreement”) is entered on October 31, 2016 (“Execution Date”) by and between

(1)                                 Sanpower Group Co., Ltd., a company established in the People’s Republic of China, the registration number of which is 320100000105241, with its registered office at 11th Floor, Tower A2, No. 18 Zhongshan East Road, Baixia District, Nanjing, the People’s Republic of China (“ Sanpower”); and

(2)                                 Golden Meditech Holdings Limited, a corporation established and validly existing under the laws of Cayman Islands, and listed on the Stock Exchange of Hong Kong (stock code: 00801) (“ Golden Meditech”).

Each of Sanpower and Golden Meditech is referred to as a “Party”, and collectively the “Parties”.

Whereas,

1.              The Parties entered into the Earnest Money Agreement on September 1, 2016.

2.              Following the execution of the Earnest Money Agreement, the Parties are and have been actively engaged in consultation with each other, and are now discussing the terms to the contract in connection with the Alternative Transaction Plan.

Therefore, the Parties hereby enter into this Supplementary Agreement with respect to the amendment of certain terms of this Agreement.

Chapter One Definitions

Article 1             Unless otherwise specified under this Supplementary Agreement, the following capitalized terms shall have the following meaning:

1.              This “Agreement” shall refer to the Earnest Money Agreement entered into by the Parties on September 1, 2016.

2.              This “Supplementary Agreement” shall refer to this Supplementary Agreement.

Article 2             Unless otherwise specified under this Supplementary Agreement, capitalized terms used herein but defined in this Agreement shall have the same meaning ascribed to them in this Agreement.

Chapter Two Amendments to Certain Terms

Article 3             Article 2 of this Agreement shall be amended as follows:

The Parties agree that by taking into account of the specific condition of the Alternative Transaction Plan, the earnest money may be converted into and form a part of the purchase  price to be paid under the Alternative Transaction Plan in accordance with the method agreed by the Parties.  The Parties acknowledge that in case (i) the Existing Transaction Plan comes into effect in accordance with the APA and is approved, or (ii) the Existing Transaction Plan is withdrawn and the Parties fail to enter into any legally binding purchase agreement with respect to the Alternative Transaction Plan within four months following the withdrawal of the Existing Transaction Plan (or any other period agreed by the Parties), or (iii) the purchase agreement with respect to the Alternative Transaction Plan has been entered into but the earnest money does not constitute a part of the purchase price under the Alternative Transaction Plan, Golden Meditech shall return the earnest money without any interest accrued thereon to Sanpower within six months following the occurrence of any of the above events, unless Sanpower agrees to postpone the refund in writing.  The specific way of refund will be determined by the Parties separately.

Article 4             Article 4 of this Agreement shall be amended as follows:

The Parties agree to use their best reasonable efforts to cause a legally binding agreement with respect to the Alternative Transaction Plan to be executed within four months following the date of this Agreement (or any other period agreed by the Parties).

Article 5             The remaining provisions of this Agreement shall continue to be in effect.

Article 6             The execution of this Supplementary Agreement and the extension of the term agreed under the relevant provision shall in no way affect all and/or any interests of Golden Meditech under this Agreement.

Chapter Three Governing Law and Dispute Resolution

Article 7             This Agreement is governed by the laws of the People’s Republic of China.  The Parties agree to submit any and all disputes arising out of or in connection with this Agreement to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.

Chapter Four Effectiveness of this Supplementary Agreement

Article 8             This Supplementary Agreement shall become effective upon execution and/or affixing corporate seal by each Party or each of the duly authorized representatives of the Parties.

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Signature page to the Supplementary Agreement to Earnest Money Agreement

Sanpower Group Co., Ltd (corporate seal)

Signature/Seal:	/s/ Yafei YUAN
Authorized representative: Yafei YUAN
Title:	Chairman of the Board of Directors

Golden Meditech Holdings Limited (corporate seal)

Signature/Seal:	/s/ Yuen KAM
Authorized representative: Yuen KAM
Title:	Chairman of the Board of Directors